                                                                   Exhibit 12.1


                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                           Nine Months Ended
                                             September 30,                         Year Ended December 31,
                                         ---------------------   ----------------------------------------------------------
                                             1998        1997          1997        1996     1995 (1)       1994        1993
                                         ---------   ---------   ---------   ---------   ---------   ---------   ----------
Net Earnings (loss) from Operations      $  61,321   $  11,192   $  38,241   $  (9,693)  $ (21,274)  $  11,849   $   8,333
Add:
    Interest Expense                        54,038      88,655     104,434     117,224     103,804      53,789       3,786
                                         ---------   ---------   ---------    --------   ---------    ---------  ---------

Earnings as Adjusted                     $ 115,359   $  99,847   $ 142,675   $ 107,531   $  82,530   $  65,638   $  12,119
                                         =========   =========   =========   =========   =========   =========   =========

Fixed Charges:
    Interest Expense                     $  54,038   $  88,655   $ 104,434   $ 117,224   $ 103,804    $  53,789   $   3,786
    Capitalized Interest                    21,211      59,559      69,883      11,448       4,404        3,184          98
                                         ---------   ---------   ---------   ---------   ---------    ---------   ---------

    Total Fixed Charges                  $  75,249   $ 148,214   $ 174,317   $ 128,672   $ 108,208    $  56,973   $   3,884
                                         =========   =========   =========   =========   =========    =========   =========

Ratio of Earnings to Fixed Charges             1.5         0.7         0.8         0.8         0.8          1.2         3.1
                                         =========   =========   =========   =========   =========    =========   =========


(1) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.


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